EXHIBIT 4.44

Exclusive Shares Transfer Option Agreement

The Exclusive Shares Transfer Option Agreement (hereinafter referred to as “the Agreement”) is made and entered into by and among the following Parties on August 31st, 2013 in Shanghai, the People’s Republic of China (“China”):

(1)	Shengqu Information Technology (Shanghai) Co., Ltd. (hereinafter referred to as “the Sole-funded Company”), an enterprise legal person duly incorporated and existing in accordance with the Chinese law, with the registered address of Building 1, No.690 Bibo Road, Zhangjiang Hi-tech Park, Shanghai;

(2)	Shanghai Shanda Networking Development Co., Ltd., an enterprise legal person duly incorporated and existing in accordance with the Chinese law, with the registered address of Room 402-B, No.727 Zhangjiang Road, Pudong New Area, Shanghai (hereinafter referred to as “the Shareholder”); and

(3)	Tianjin Shengjing Trading Co., Ltd. (hereinafter referred to as “the Company”), an enterprise legal person duly incorporated and existing in accordance with the Chinese law, with the registered address of Room 201-11, Floor 2, Area B1, Cartoon Building, No.126 Cartoon Middle Road, Eco-City, Binhai New Area, Tianjin。

(In the Agreement, the above-mentioned parties are individually referred to as a “Party” and collectively referred to as the “Parties”.)

Whereas:

1.	The Shareholder is the existing shareholder registered in the Register of Company, who is legitimately holding 100% shares of the Company; on the signature date of the Agreement, its contribution amounts in the registered capital of the Company and their proportions of shareholding are shown in Schedule I to the Agreement;

2.	The Shareholder intends to transfer all shares of the Company held by it to the Sole-funded Company provided that no Chinese law will be violated, and the Sole-funded Company intends to accept such transfer;

3.	To realize the above-mentioned shares transfer, the Shareholder agrees to grant an exclusive and irrevocable shares transfer option to the Sole-funded Company. In accordance with such shares transfer option, if permitted by the Chinese Law, the Shareholder shall, in accordance with the requirements of the Sole-funded Company, transfer the Option Shares (as defined below) to the Sole-funded Company or any other entity or individual designated by the Sole-funded Company in accordance with the Agreement; and

4.	The Company agrees that the Shareholder grants the shares transfer option to the Sole-funded Company in accordance with the Agreement.

Now THEREFORE, through consultations, the Parties hereby reach the agreement as follows:

1.	Granting of the Shares Transfer Option

1.1	The Shareholder hereby agrees to irrevocably and unconditionally grant an exclusive Shares Transfer Option to the Sole-funded Company. In accordance with such Shares Transfer Option, if permitted by the Chinese Law, the Sole-funded Company shall be entitled to require the Shareholder to transfer the Shares of the Company held by the Shareholder (hereinafter referred to as “the Option Shares”) to the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company in accordance with the terms and conditions of the Agreement. The Sole-funded Company also agrees to accept such Shares Transfer Option.

1.2	The Company hereby agrees that the Shareholder grants such Shares Transfer Option to the Sole-funded Company in accordance with Article 1.1 above and any other provision of the Agreement.

2.	Method of Option Exercise

2.1	If permitted by the Chinese Law, the Sole-funded Company has the sole discretion to decide the concrete time, method and number of times of Option Exercise.

2.2	If in accordance with the Chinese Law at that time, the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company may hold all Shares of the Company, the Sole-funded Company shall be entitled to choose whether to exercise the whole Shares Transfer Option all at once or to exercise the whole Shares Transfer Option in many times, when the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company may take the Option Shares all at once or in many times accordingly; if in accordance with the Chinese Law at that time, the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company may hold only part of the Shares of the Company, the Sole-funded Company shall be entitled to determine the amount of the Option Shares within the cap of shareholding proportion (hereinafter referred to as “the Cap of Shareholding Proportion”), when the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company may take the Option Shares from the Shareholder at such amount. Under the latter circumstance, the Sole-funded Company shall be entitled to, in accordance with the gradually raised Cap of Shareholding Proportion permitted by the Chinese Law, exercise the Shares Transfer Option in separate times with a view to obtaining all Options Shares.

2.3	Each time when the Sole-funded Company exercises the Option, it shall be entitled to determine at its sole discretion the number of shares that the Shareholder shall transfer to the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company, and the Shareholder shall, in accordance with the number required by the Sole-funded Company, transfer the Shares to the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company. The Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company shall pay the Shares Transfer Price of the Option Shares at each Option Exercise to the Shareholder who transfers the shares. The Sole-funded Company shall be entitled to offset the Shares Transfer Price by the creditor’s rights it held against the Shareholder (including without limitation any loan, if any).

2.4	Each time when the Sole-funded Company exercises the Option, it may take the Option Shares itself or designate any third party to take all or part of the Option Shares.

2.5	Each time when the Sole-funded Company decides to exercise the Option, it shall give a shares transfer option notice (hereinafter referred to as “the Option Exercise Notice”, the format of which is shown in Schedule I to the Agreement) to the Shareholder. After receipt of the Option Exercise Notice, the Shareholder shall, in accordance with the Option Exercise Notice and the method stipulated in Article 2.3 hereof, immediately transfer all the Option Shares to the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company at a time.

2.6	The Shareholder hereby makes promises that, once the Sole-funded Company sends the Option Exercise Notice:

(1)	The Shareholder shall immediately provide and execute the shareholder resolutions thereof on the relevant issues including without limitation waiver of the pre-emptive rights and take any other necessary actions, agreeing to transfer all Option Shares to the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company at the Shares Transfer Price;

(2)	The Shareholder shall immediately sign shares transfer agreements with the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company, transferring all Option Shares to the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company at the Shares Transfer Price; and

(3)	In accordance with the requirements of the Sole-funded Company and the provisions of the laws and regulations, the Shareholder shall provide necessary support to the Sole-funded Company (including provision and signature of all relevant legal documents, performance of all governmental approval and registration formalities and assumption of all relevant obligations) to ensure that the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company may obtain all Transferred Shares without any legal defect.

2.7	At the same time of signing the Agreement, the Shareholder shall sign a power of attorney (hereinafter referred to as “the Power of Attorney” whose format is shown in Schedule III to the Agreement), entrusting in writing any person designated by the Shareholder to sign any and all legal documents in accordance with the Agreement and on behalf of such Shareholder in order to ensure that the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company may obtain all Transferred Shares without any legal defect. The power of attorney shall be kept by the Sole-funded Company and if necessary, the Sole-funded Company may require the Shareholder to sign the power of attorney in many counterparts and submit the power of attorney to relevant government authorities.

3.	Shares Transfer Price

Whenever the Sole-funded Company exercises the Option, the shares transfer price payable by the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company to the Shareholder shall be RMB 0 Yuan. The Shareholder hereby irrevocably agrees that, if the applicable laws then stipulate that the transfer price of the Company shares must be on the basis of the appraisal value and (1) the appraisal value is higher than the corresponding amount of the Company’s registered capital, then the Shareholder shall give up the balance between the appraisal value and the corresponding amount of the Company’s registered capital in a legitimate way or return the aforesaid balance to the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company in a legitimate way after the receipt of the balance; or (2) the appraisal value is lower than the corresponding amount of the Company’s registered capital, then the Parties agree that the transfer price shall be equivalent to the appraisal value.

4.	Representations and Warranties

4.1	The Shareholder hereby represents and warrants as follows (and such representations and warranties shall remain in effect as if they were given at the time of transferring the Option Shares):

4.1.1	It is a Chinese legal person; it has full and independent legal status and legal capacity to execute, to deliver and to perform the Agreement; and it may constitute subjects of litigations independently.

4.1.2	The Company is a limited liability company duly incorporated and legally existing under the Chinese Law and has qualification of being a legal person. The Company has full and independent legal status and legal capacity to execute, to deliver and to perform the Agreement; and it may constitute a subject of litigation independently.

4.1.3	It has full capacities and authorizations to sign, to deliver and to perform the Agreement and any other documents relevant to the transaction contemplated by the Agreement and to be signed by them. It has full capacities and authorizations to complete the transactions contemplated by the Agreement.

4.1.4	Once the Agreement is legitimately and duly signed and delivered by the Shareholder, the Agreement will become their legitimate and binding obligations, which may be enforceable against them in accordance with the provisions of the Agreement.

4.1.5	When the Agreement becomes effective, the Shareholder is the registered legitimate owners of the Option Shares. Apart from the rights imposed in accordance with the Agreement, the Shares Pledge Agreement and the Entrustment Agreement on the Voting Rights of Shareholder concluded and signed by and among the Shareholder, the Sole-funded Company and the Company, there is no other lien, pledge, claim or any other security interests and third-party right over the Option Shares. In accordance with the Agreement, after exercising the option, the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company may obtain a good ownership over the Option Shares free from any lien, pledge, claim or any other security interests and third-party right.

4.2	The Company hereby represents and warrants that:

4.2.1	The Company is a limited liability company duly incorporated and legally existing under the Chinese Law; it has qualification of being a legal person; it has full and independent legal status and legal capacity to execute, to deliver and to perform the Agreement; and it may constitute a subject of litigation independently.

4.2.2	The Company has full inter-company powers and authorizations to sign, to deliver and to perform the Agreement and any other document related to the transaction hereunder and to be signed by it, and the Company has full powers and authorizations to complete the transaction contemplated under the Agreement.

4.2.3	Once legitimately and duly signed and delivered by the Company, the Agreement shall constitute its legal, valid and binding obligations.

4.2.4	The Shareholder is the existing shareholder registered in the Register of Company when the Agreement becomes effective. In accordance with the Agreement, after exercising the option, the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company may obtain a good ownership over the Option Shares free from any lien, pledge, claim or any other security interests and third-party right.

4.2.5	The Company owns all business licenses required for its operation when the Agreement becomes effective and the Company has full rights and qualifications to operate its business within China. The Company has operated in accordance with the law since its establishment: there is no violation or potential violation of the provisions or requirements of the industrial and commercial, tax, culture, quality technical supervision, labor and social security and other governmental authorities and there is no dispute arising from breach of contract.

5.	Promises of the Shareholder

The Shareholder hereby makes promises as follows:

5.1	Within the valid term of the Agreement, the Shareholder must take all necessary measures to ensure that the Company may obtain all business licenses required for its business operation in a timely manner and maintain the effectiveness of such business licenses at any time.

5.2	Within the valid term of the Agreement, without prior written consent of The Sole-funded Company:

5.2.1	the Shareholder may not transfer or otherwise dispose of any Option Shares or impose any security right or any third party upon any Option Shares;

5.2.2	The Shareholder may not increase or decrease the registered capital of the Company;

5.2.3	The Shareholder may not dispose of or cause the management of the Company to dispose of any material asset of the Company (other than in the ordinary course of the business);

5.2.4	The Shareholder may not terminate or cause the management of the Company to terminate any material agreement signed by the Company or sign or cause the management of the Company to sign any other agreement in conflict with the existing material agreements;

5.2.5	The Shareholder may not cause the Company to complete any transaction which may have material effect on the assets, liabilities, business operation, equity structure, the shares held by any third party and other legitimate rights (other than in the ordinary course of the business);

5.2.6	The Shareholder may not appoint or dismiss any director, supervisor or any other manager of the Company which shall be appointed and dismissed by the Shareholder;

5.2.7	The Shareholder may not declare distribution or actually distribute any distributive profit, bonus, dividend or share interests or vote to approve the aforesaid distributions;

5.2.8	The Shareholder shall ensure valid existence of the Company, which may be terminated, liquidated or dissolved;

5.2.9	The Shareholder may not amend the articles of association of the Company; and

5.2.10	The Shareholder shall ensure that the Company may not lend or borrow any loan, or provide any guarantee or carry out any other security, or assume any material obligation other than in the ordinary course of the business.

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5.3	Within the valid term of the Agreement, the Shareholder must use its best endeavours to develop the business of the Company and ensure legitimate and compliant operation of the Company. The Shareholder may not conduct any act or omission which may impair the assets, goodwill of the Company or affect the validity of the business licenses of the Company.

6.	Promises of the Company

6.1	If the signature and performance of the Agreement and the granting of the Shares Transfer Option hereunder requires consent, approval, waiver, authorization of any third party or permission, approval, waiver of any government authority, or completion of any registration or filing formalities in any government authority (if required by the law), the Company shall satisfy the aforesaid conditions.

6.2	Without prior written consent of the Sole-funded Company, the Company may not help or allow the Shareholder to transfer or otherwise to dispose of any Option Shares or to impose any security interest or other third party right on any Option Shares.

6.3	The Company may not carry out or allow others to carry out any conduct or act which may have adverse impact on the interests of the Sole-funded Company hereunder, including without limitation sale, transfer, mortgage or other disposal of any asset, business, income or other legitimate rights and interests, or permission of imposing any security interest or other third party rights over such asset, business, income or other legitimate rights and interests (other than in the ordinary course of the business).

7.	Obligation of Confidentiality

7.1	Whether the Agreement is terminated or not, each Party shall assume the obligation of confidentiality with respect to:

(1) The signature, performance of the Agreement and its contents;

(2)	All trade secrets, proprietary information and client information of the Sole-funded Company known or received by it due to the signature and performance of the Agreement; and

(3)	All trade secrets, proprietary information and client information of the Company known or received by it as the shareholder of the Company (hereinafter collectively referred to as “the Confidential Information”).

Each Party shall only utilize such Confidential Information for the purpose of performing their obligations hereunder. Without written consent of the other Parties, none of the Parties may disclose such Confidential Information to any third party. Otherwise, it shall assume the liabilities for breach of contract and compensate for losses.

7.2	After the termination of the Agreement, each Party shall, at the request of the other Parties, return, destroy or otherwise dispose of all documents, data or software containing the Confidential Information, and stop utilizing such Confidential Information.

7.3	Notwithstanding any other provisions in the Agreement, the validity of Article 7 herein shall not be affected by dissolution or termination of the Agreement.

8.	Term of the Agreement

The Agreement shall become effective on the date of being duly signed and stamped by the Parties and it shall remain in effect until all Option Shares are transferred to the Sole-funded Company and/or any other entity or individual designated by the Sole-funded Company in accordance with the provisions of the Agreement.

9.	Notices

All notices and other communications required or given under or in connection with the Agreement shall be served to the following addresses of the relevant Parties by personal delivery, registered mails, postage prepaid or commercial express services or fax. The above-mentioned notices shall be deemed to have been received as follows:

If a notice is sent by personal delivery, express services or registered mails, postage prepaid, the date when the notice is sent shall be deemed as the valid delivery date.

If a notice is sent by fax, the date when the notice is successfully transmitted (as evidenced by the transmission confirmation message automatically generated) shall be deemed as the valid delivery date.

For the purpose of the notices, the address of each Party is as follows:

Shengqu Information Technology (Shanghai) Co., Ltd.

Address: Building 1, No.690 Bibo Road, Zhangjiang Hi-tech Park, Shanghai

Shanghai Shanda Networking Development Co., Ltd.

Address: Room 402-B, No.727 Zhangjiang Road, Pudong New Area, Shanghai

Shanghai Tianjin Shengjing Trading Co., Ltd.

Address: Room 201-11, Floor 2, Area B1, Cartoon Building, No.126 Cartoon Middle Road, Eco-City, Binhai New Area, Tianjin

Any Party may change its address for receiving the notices by sending a notice to the other Parties in accordance with the provisions of Article 9 hereof at any time.

10.	Liabilities for Breach of Contract

10.1	The Parties agree and confirm that, if any Party (hereinafter referred to as “the Defaulting Party”) materially braches any provision hereunder, or materially fails to perform any of its obligations hereunder, it constitutes a breach of the Agreement (hereinafter referred to as “the Default”). Any of the non-defaulting Parties (hereinafter referred to as “the Non-defaulting Parties”) shall be entitled to require the Defaulting Party to rectify the Default or to take remedial actions. If the Defaulting Party fails to rectify the Default or to take remedial actions within the reasonable period or within fifteen (15) days after relevant Non-defaulting Party gives a written notice to the Defaulting Party, the relevant Non-defaulting Party shall be entitled at its sole discretion:

(1)	to terminate the Agreement and to require the Defaulting Party to provide full compensation for damages; or

(2)	to require the Defaulting Party to specifically perform its obligations hereunder and to provide full compensation for damages.

10.2	The Parties agree and confirm that, unless otherwise stipulated by the laws or the Agreement, in no event shall any Party ask for early termination of the Agreement.

10.3	Notwithstanding any other provisions in the Agreement, the validity of this Article shall not be affected by suspension or termination of the Agreement.

11.	Miscellaneous

11.1	The Agreement is made in Chinese in quadruplicate, with each Party to the Agreement holding one (1) copy.

11.2	The conclusion, validity, performance, amendment, interpretation and termination of the Agreement shall all be governed by the Chinese laws.

11.3	Any dispute arising from or in connection with the Agreement shall be settled by the Parties through consultations. In case that no agreement can be reached within thirty (30) days after the occurrence of the dispute, the dispute shall be submitted to Shanghai Arbitration Commission for arbitration which shall be conducted in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration. The arbitration place shall be Shanghai. The arbitral award is final and binding upon the Parties.

11.4	Any right, power and remedy conferred to a Party under any provision of the Agreement shall not exclude any other right, power or remedy enjoyed by such Party according to the laws or under any other provision of the Agreement, and the exercise of its right, power and remedy by a Party may not preclude its exercise of any other right, power and remedy enjoyed by that Party.

11.5	No failure or delay by any Party in exercising any right, power or remedy under the Agreement or stipulated by law (hereinafter referred to as “Such Right”) shall constitute a waiver of Such Right; and any single or partial waiver of Such Right shall not preclude the Party from any exercise of Such Right in any other way or any exercise of its other rights, powers or remedies.

11.6	The headings hereunder are inserted for convenience of reference only and in no event shall they be utilized to construe the provisions of the Agreement nor shall they affect the interpretation of the provisions of the Agreement.

11.7	The provisions of the Agreement shall be divided from and independent of each other. If any one or more provisions of the Agreement become illegitimate, invalid or unenforceable at any time, the validity, legitimacy and enforceability of the remaining provisions hereof shall not be affected.

11.8	Once signed, the Agreement shall immediately supersede any other prior legal document signed with respect to the subject matter hereof. No amendment or supplement to the Agreement shall become effective unless and until it is made in writing and duly signed by the Parties hereto.

11.9	Without prior written consents of the other Parties, no Party may assign any of its rights and/or obligations hereunder to any third party. However, the Sole-funded Company shall be entitled to transfer any of its rights and/or obligations hereunder to any third party designated by it after notifying the Shareholder.

11.10	The Agreement shall be binding upon the legitimate assignees or successors of each Party.

[The remainder of this page is intentionally left blank; please find the signature page herewith attached]

In Witness Whereof, the Parties hereby sign the Exclusive Shares Transfer Option Agreement on the date and at the place first above written.

Shengqu Information Technology (Shanghai) Co., Ltd.
/s/ (Stamp)

Shanghai Shanda Networking Development Co., Ltd.
/s/ (Stamp)

Tianjin Shengjing Trading Co., Ltd.
/s/ (Stamp)

Schedule I

Basic Information of the Company

Company Name:	Tianjin Shengjing Trading Co., Ltd.
Registered Address:	Room 201-11, Floor 2, Area B1, Cartoon Building, No.126 Cartoon Middle Road, Eco-City, Binhai New Area, Tianjin
Registered Capital:	RMB 1 Million Yuan
Legal Representative:	Wang Jingying

Equity Structure:

Name	Contribution Amount (RMB)	Proportion of the Capital Contribution
Shanghai Shanda Networking Development Co., Ltd.	1 Million	100%

Schedule II:

Format of the Option Exercise Notice

To: Shanghai Shanda Networking Development Co., Ltd.

Whereas, we concluded and signed an Exclusive Shares Transfer Option Agreement with you and Tianjin Shengjing Trading Co., Ltd. (hereinafter referred to as “the Company”) on August 31st, 2013 (hereinafter referred to as “the Option Agreement”), in accordance with which if permitted by the Chinese laws and regulations, you shall, at our request, transfer the shares of the Company held by you to us or any third party designated by us.

NOW THEREFORE, we hereby send the notice to you as follows:

We hereby requires to exercise the Shares Transfer Option under the Agreement, and We/ [Name of the entity/individual] designated by us will take ____ % of the Company shares held by you (hereinafter referred to as “Shares to be Transferred”). Upon receipt of the notice, please transfer all the Shares to be Transferred to us/ [Name of the entity/individual] designated by us in accordance with the Option Agreement.

Best regards!

Shengqu Information Technology (Shanghai) Co., Ltd.

Signature:
Name:
Title:
Date:

Schedule III

Format of the Power of Attorney

The Company, Shanghai Shanda Networking Development Co., Ltd., hereby irrevocably entrusts ___________ (ID card No. :________) as the company’s authorized agent to sign the shares transfer agreement between Shengqu Information Technology (Shanghai) Co., Ltd. and the company with respect to the transfer of the shares of Tianjin Shengjing Trading Co., Ltd. and other relevant legal documents, and to handle all formalities relevant to the industrial and commercial registration for such shares transfer. I confirm that the aforesaid shares transfer agreement and other relevant legal documents (once signed) are legally binding upon me.

Shanghai Shanda Networking Development Co., Ltd.

Date: